                                                                    Exhibit 11

                          CLOSURE MEDICAL CORPORATION
              COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE
                                  (Unaudited)
                     (In thousands, except per share data)


                                                      Three Months Ended                  Nine Months Ended
                                                 September 30,   September 30,    September 30,       September 30,
                                                      1997           1996             1997                1996
                                                 -------------   -------------    -------------       -------------
Weighted average common shares
    outstanding for the period                      13,212           9,739            12,873             10,012
                                                 -------------   -------------    -------------       -------------

Shares used in computing net loss per share         13,212           9,739            12,873             10,012
                                                 =============   =============    =============       =============

Net loss                                         $  (1,627)      $ (15,986)       $   (4,822)         $ (15,202)
                                                 =============   =============    =============       =============

Net loss per share                               $   (0.12)      $   (1.64)       $    (0.37)         $   (1.52)

                                                 =============   =============    =============       =============